China New Energy Group Company
17th Floor, HongJi Building, JinWei Road
HeBei District, Tianjin, China

August 20, 2008

China Hand Fund I, LLC
558 Lime Rock Road
Lime Rock, CT 06039
Attn: Gregory Dryer

Re:	Series A Convertible Preferred Stock Securities Purchase Agreement by and between China New Energy Group Company and China Hand Fund I, LLC

Dear Gregory:

In connection with the Series A Convertible Preferred Stock Securities Purchase Agreement (the “Purchase Agreement”), dated August 8, 2008, between China New Energy Group Company (the “Company”) and China Hand Fund I, LLC (together with its successors and assigns, collectively, “China Hand”), we hereby agree that the Company will, following the closing of the transactions contemplated by the Purchase Agreement (the “Closing”), undertake the following actions (collectively, the “Company Obligations”):

1.
The Company shall obtain, or cause Tianjin SingOcean Public Utility Development Co., Ltd. (“SingOcean”) to obtain, the relevant governmental permits and/or certificates regarding project application, land use, construction and operation of Tianjin SingOcean Public Utility Development Co., Ltd. - Dashiqiao Division and its Dashiqiao Pipeline Gas Engineering Construction Project;

2.
The Company shall cause Willsky Development, Ltd. (“Willsky”) to contribute the remaining $5,445,000 due to the registered capital of SingOcean, and shall obtain all relevant governmental approvals and certificates indicating that SingOcean is a validly existing company in the People’s Republic of China (“PRC”) and is in good standing in accordance with PRC law; and

3.
The Company shall cause SingOcean to replace its existing foreign exchange registration certificate in accordance with relevant PRC law, and shall have such new foreign exchange registration certificate recorded with, and examined by, the relevant governmental authority.

4.
The Company shall obtain, or cause SingOcean to obtain, a legal opinion from its PRC counsel with respect to the matters outlined in paragraphs 1 through 3 above in a form that is reasonably satisfactory to China Hand.

The Company hereby agrees that all actions and requirements of each of the Company Obligations will be performed to the satisfaction of China Hand and its legal counsel located in the People’s Republic of China within seventy (70) days of the Closing (the “Cure Period”) that if the Company Obligations are not satisfied within the Cure Period, that the Company shall be obligated to pay to China Hand, as liquidated damages and not as a penalty, $90,000, representing one percent (1%) of China Hand’s investment pursuant to the Purchase Agreement, on the seventy first (71st) day following the Closing, and an additional $90,000 every thirty (30) days thereafter until the Company Obligations have been satisfied (the “Liquidated Damages”); provided, however, that no Liquidated Damages shall be due to China Hand hereunder if the Company Obligations are satisfied on or before the ninetieth (90th) day following the Closing; provided further, that any Liquidated Damages due hereunder shall be payable on a pro-rata basis until the Company Obligations are satisfied. Notwithstanding the foregoing, the maximum aggregate Liquidated Damages payable hereunder shall be $900,000, or ten percent (10%) of China Hand’s investment pursuant to the Purchase Agreement.

Further, each of the parties who are signatories to this Letter Agreement agrees as follows: (i) this Letter Agreement and the Transaction Documents (as defined in the Purchase Agreement) constitute the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof; (ii) no changes, modifications, or waivers to this Letter Agreement will be effective unless in writing and signed by each of the signatories hereto; (iii) the terms and conditions of this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws provisions of such state; (iv) none of the parties signatory hereto may assign its rights or delegate its duties under this Letter Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld; (v) this Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument; (vi) facsimile execution and delivery of this Letter Agreement is legal, valid and binding execution and delivery for all purposes.

Please indicate your consent to the terms of this Letter Agreement by executing Letter Agreement in the space provided below.

Very truly yours,

CHINA NEW ENERGY GROUP COMPANY

By:	/s/ Jiaji Shang
Printed Name: Jiaji Shang
Title: Chairman

Accepted and Agreed as of
the date of this letter:

CHINA HAND FUND I, LLC

By:	/s/ John D. Kuhns
Printed Name: John D. Juhns
Title: Member-Manager